UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Bottomline Technologies (de), Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BOTTOMLINE TECHNOLOGIES (de), INC.

325 Corporate Drive

Portsmouth, New Hampshire 03801

Notice of Annual Meeting of Stockholders

To be held on November 15, 2012

To the stockholders of Bottomline Technologies (de), Inc.:

The annual meeting of stockholders of Bottomline Technologies (de), Inc., a Delaware corporation, will be held on Thursday, November 15, 2012 at 3:00 p.m., local time, at the International Office Suites at One New Hampshire Avenue, New Hampshire Room, Portsmouth, New Hampshire 03801, for the purpose of considering and voting upon the following matters:

1.	To elect the three nominees named in the attached proxy statement as Class II directors until the 2015 Annual Meeting of Stockholders;

2.	To hold a non-binding advisory vote to approve executive compensation;

3.	To ratify the selection of Ernst & Young LLP as our registered public accounting firm for the fiscal year ending June 30, 2013; and

4.	To transact such other business as may properly come before the annual meeting, including any postponements or adjournments thereof.

Our Board of Directors has no knowledge of any other business to be transacted at the annual meeting.

We are enclosing a copy of our annual report to stockholders for the fiscal year ended June 30, 2012 with the proxy statement that accompanies this notice of meeting. The annual report contains consolidated financial statements and other information of interest to you.

Holders of record of our common stock at the close of business on September 26, 2012 are entitled to receive this notice and to vote at the annual meeting.

We encourage you to attend the annual meeting in person. Directions to the annual meeting are available at www.bottomline.com under the FAQ section of the Investor Relations caption. However, in order to make sure that you are represented at the annual meeting, we urge you to complete, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope, or vote by phone or internet according to the instructions on the proxy card, as promptly as possible. If the shares you own are held in “street name” by a bank or broker, you should follow the voting instructions provided to you by your bank or broker.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 15, 2012.

The Proxy Statement and Annual Report to Stockholders are available at www.envisionreports.com/epay for registered stockholders and www.edocumentview.com/epay for beneficial owners.

By order of the Board of Directors,

/s/ Joseph L. Mullen
Joseph L. Mullen Chairman of the Board of Directors

October 5, 2012

Portsmouth, New Hampshire

BOTTOMLINE TECHNOLOGIES (de), INC.

325 Corporate Drive

Portsmouth, New Hampshire 03801

Proxy Statement

For the Annual Meeting of Stockholders

To be held on November 15, 2012

This proxy statement is furnished to you in connection with the solicitation of proxies by our Board of Directors for the annual meeting of stockholders to be held on Thursday, November 15, 2012 at 3:00 p.m., local time, at the International Office Suites at One New Hampshire Avenue, New Hampshire Room, Portsmouth, New Hampshire 03801, including any postponements or adjournments thereof.

The notice of the annual meeting, this proxy statement, our annual report to stockholders for the fiscal year ended June 30, 2012, which we sometimes refer to as “fiscal 2012,” and the enclosed proxy card are first being mailed to stockholders on or about October 5, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 15, 2012.

The Proxy Statement and Annual Report to Stockholders are available at www.envisionreports.com/epay for registered stockholders and www.edocumentview.com/epay for beneficial owners.

Voting of Proxies

All shares held by stockholders who are entitled to vote and who are represented at the annual meeting by properly executed proxies received prior to or at the annual meeting will be voted in accordance with the instructions indicated on the proxy card, unless it is revoked prior to the vote. If you return a proxy card but do not specify how the proxy is to be voted with respect to a particular proposal, your shares will be voted as follows: “FOR” the election of all director nominees in the case of Proposal 1 and “FOR” Proposals 2 and 3.

You may revoke your proxy before it is used to cast a vote. If you are a stockholder of record, to revoke a proxy you must:

•	file with the corporate secretary of the company, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•	execute a later dated proxy relating to the same shares and deliver it to the corporate secretary of the company before the taking of the vote;

•	vote again by telephone or internet; or

•	attend the annual meeting and vote in person. Your attendance at the annual meeting, if you do not vote, will not be sufficient to revoke a proxy.

You should send any written notice of revocation or subsequent proxy to us at the following address: Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.

If the shares you own are held in “street name” by a bank or brokerage firm, you should follow the instructions provided by your bank or brokerage firm if you wish to revoke your proxy.

Stockholders Entitled to Vote

Our Board of Directors has fixed September 26, 2012 as the record date for the determination of stockholders entitled to vote at the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. On September 26, 2012, there were 37,325,395 shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the annual meeting.

Votes Required

The holders of at least a majority of the shares of our common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of common stock present in person or represented by proxy, including shares which abstain or are treated as “broker non-votes” as discussed below, will be counted for purposes of determining whether a quorum is present at the annual meeting.

If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Of the three proposals to be voted on at our 2012 annual meeting, only Proposal 3, the ratification of the selection of our registered public accounting firm, is considered to be a discretionary item on which banks and brokerage firms may vote without instructions from you. Proposals 1 and 2 are considered non-discretionary items on which banks and brokerage firms may not vote without instructions. Therefore, if you do not instruct your broker or bank representative regarding how you would like your shares to be voted, your bank or brokerage firm will not be able to vote on your behalf with respect to Proposals 1 and 2, and your shares will be treated with respect to these items as “broker non-votes.”

The affirmative vote of the holders of shares representing at least a plurality of the votes cast by the holders of our common stock entitled to vote at the annual meeting is required for Proposal 1, the election of the Class II directors. The affirmative vote of the holders of shares representing at least a majority of the stock present or represented and voting on the matter is required for the approval of each of Proposal 2, the non-binding advisory vote to approve executive compensation and Proposal 3, the ratification of the selection of our registered public accounting firm. Broker non-votes and abstentions are not counted as votes on these matters, and therefore will have no effect on the outcome of these proposals.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of August 31, 2012, regarding the beneficial ownership of shares of our common stock by (a) each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock, (b) each of the “named executive officers,” as described in the Summary Compensation Table below, (c) each director of the company, and (d) the directors and executive officers of the company as a group. The address of each of our directors and named executive officers is c/o Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which we sometimes refer to as the SEC, and generally includes voting power and/or investment power with respect to securities. As of August 31, 2012, there were 37,332,683 shares of our common stock outstanding. Shares of common stock subject to options currently exercisable or exercisable within 60 days of August 31, 2012 are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding the options, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Except as indicated by footnote, we believe that the persons and entities named in this table, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

	Shares Beneficially Owned			Options Included in Shares Beneficially Owned
Name and Address of Beneficial Owner	Number		Percent	Number
5% Stockholders
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	3,601,036	(1)	9.6	—
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,396,320	(2)	9.1	—
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,153,605	(3)	8.4	—
TimesSquare Capital Management, LLC. 1177 Avenue of the Americas, 39th Floor New York, NY 10036	2,548,691	(4)	6.8	—
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,876,693	(5)	5.0	—

Executive Officers and Directors
Robert A. Eberle	381,682	(6)	1.0	50,098
Kevin M. Donovan	102,731	(7)	*	—
Nigel K. Savory	93,512	(8)	*	—
Joseph L. Barry, Jr.	146,145	(9)	*	15,000
Michael J. Curran	23,000	(10)	*	—
Jennifer M. Gray	4,000	(11)	*	—
Jeffrey C. Leathe	33,000	(12)	*	15,000
James L. Loomis	163,750	(13)	*	15,000
Daniel M. McGurl	61,000	(14)	*	—
Joseph L. Mullen	171,005	(15)	*	110,000
James W. Zilinski	27,078	(16)	*	—
All executive officers and directors as a group (11 persons)	1,206,903		3.2	205,098

*	Represents less than 1% of the outstanding shares of common stock.

(1)	These shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (collectively, the “Investment Management Subsidiaries”) of Franklin Resources, Inc. (“FRI”), including Franklin Advisers, Inc., Franklin Templeton Portfolio Advisors, Inc., Franklin Templeton Institutional, LLC and Fiduciary Trust Company International. Investment management contracts grant to the Investment Management Subsidiaries investment and/or voting power over the securities owned by such investment management clients. Franklin Advisers, Inc. has sole voting and dispositive power as to 2,761,263 of the shares. Franklin Templeton Portfolio Advisors, Inc. has sole voting and dispositive power as to 566,556 of the shares and shared dispositive power over 551 of the shares. Fiduciary Trust Company International has sole voting and dispositive power as to 54,500 of the shares and Franklin Templeton Institutional, LLC has sole dispositive power over 218,166 of the shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI, the Principal Shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest or beneficial ownership in any of these shares. This information is based on the Amendment No. 5 to Schedule 13G filed by Franklin Resources, Inc. on February 7, 2012.
(2)	T. Rowe Price Associates, Inc. (“Price Associates”) holds sole voting power over 356,620 of the shares and sole dispositive power over all 3,396,320 shares. These shares are owned by various individual and institutional investors, for which Price Associates serves as investment adviser with power to direct investments and/or power to vote the shares. Price Associates disclaims beneficial ownership of such shares. This information is based on a letter dated September 13, 2012 from Price Associates to Bottomline.
(3)	These shares are held by subsidiaries of BlackRock, Inc. BlackRock, Inc. holds sole voting and dispositive power over all 3,153,605 shares. This information is based on Amendment No. 2 to Schedule 13G filed by BlackRock, Inc. on February 10, 2012.
(4)	These shares are owned by investment advisory clients of TimesSquare Capital Management, LLC. In its role as an investment adviser, TimesSquare Capital Management, LLC has sole dispositive power over all 2,548,691 of these shares, and sole voting power as to 2,329,191 of the shares. This information is based on Amendment No. 1 to Schedule 13G filed by TimesSquare Capital Management, LLC with the SEC on February 8, 2012.
(5)	The Vanguard Group, Inc. has sole dispositive power over 1,830,476 of the shares, sole voting power over 46,217 of the shares and shared dispositive power over 46,217 of the shares. The Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 46,217 of the shares as a result of its serving as an investment manager of collective trust accounts. VFTC directs the voting of these shares. This information is based on the Schedule 13G filed by The Vanguard Group, Inc. on February 9, 2012.
(6)	Includes prior awards of restricted stock, of which 254,062 are unvested as of August 31, 2012.
(7)	Includes prior awards of restricted stock, of which 57,187 are unvested as of August 31, 2012
(8)	Includes prior awards of restricted stock, of which 85,750 are unvested as of August 31, 2012.
(9)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2012.
(10)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2012.
(11)	Includes prior awards of restricted stock, of which 4,000 are unvested as of August 31, 2012.
(12)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2012.
(13)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2012.
(14)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2012.
(15)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2012.
(16)	Includes prior awards of restricted stock, of which 3,000 are unvested as of August 31, 2012.

PROPOSAL I—ELECTION OF CLASS II DIRECTORS

We have three classes of directors, currently consisting of three Class I directors, three Class II directors and three Class III directors. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. Mr. Michael J. Curran, Mr. Joseph L. Mullen, and Mr. James W. Zilinski are currently serving as Class II directors. The Class II directors elected this year will serve as members of our Board of Directors until the 2015 annual meeting of stockholders, or until their respective successors are elected and qualified. Proxies cannot be voted cumulatively.

The Nominations and Corporate Governance Committee has recommended to the Board, and the Board proposes, that Mr. Curran, Mr. Mullen, and Mr. Zilinski be re-elected as directors. The persons named in the enclosed proxy will vote to re-elect Mr. Curran, Mr. Mullen, and Mr. Zilinski as Class II directors unless the proxy is marked otherwise. Mr. Curran, Mr. Mullen, and Mr. Zilinski have indicated their willingness to serve on our Board of Directors, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board of Directors. Our Board of Directors has no reason to believe that Mr. Curran, Mr. Mullen, or Mr. Zilinski would be unable to serve if elected.

The Board recommends a vote “FOR” each of the persons nominated by the Board.

Set forth below is information about our directors, including the Class II director nominees. The information presented includes their years of service as a director as well as information each director has given us about his age, all positions he holds, principal occupation and business experience for the last five years and names of other publicly-held companies of which he currently serves as a director. In addition to the information presented below in respect of each director’s specific experience, qualifications and skills that lead the Board to the conclusion that he should serve as a director, we also believe that each director has a reputation for integrity, honesty and high ethical standards.

Name	Age	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Class I directors (terms expiring in 2014)

Joseph L. Barry, Jr.	79	Mr. Barry has been a director since 1990. Mr. Barry has served as President of Hallmark Mechanical Corp., a machinery service company, since 1990, and as Chairman of Hallamore Corp., a transportation and rigging company, since 1956. Since 1975, Mr. Barry has served as Chairman of Northeast Concrete Products, and since 1978, as co-Chairman of the New England Teamsters Pension Fund. We believe Mr. Barry’s qualifications to serve on our Board include his executive and operational business experience of over 50 years, including knowledge of investment markets and strategies and his general business acumen. #

Robert A. Eberle	51	Mr. Eberle has been a director since 2000 and has served as our Chief Executive Officer since November 2006 and our President since August 2004. Mr. Eberle served as our Chief Operating Officer from April 2001 to November 2006 and as our Chief Financial Officer from September 1998 to August 2004. Prior to his tenure at Bottomline, Mr. Eberle served as Executive Vice President of Telxon Corporation, a mobile computing and wireless data company. In addition, Mr. Eberle has served on the boards of a number of venture backed technology companies. We believe Mr. Eberle’s qualifications to serve on our Board include his nearly two decades of experience in the technology industry, including his current role as our Chief Executive Officer.

Name	Age	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Jeffrey C. Leathe	56	Mr. Leathe has served as a director since 2005. Since June 2011, Mr. Leathe has served as Chairman and Chief Executive Officer of Lantos Technologies, Inc., a medical imaging company. From December 2009 through February 2011, Mr. Leathe served as Chairman and Chief Executive Officer of Biocius Life Sciences, Inc. and from October 2007 to December 2009 served as Senior Vice President and Chief Financial Officer of Biotrove, Inc, companies involved in drug discovery research and clinical diagnostic testing. Since November 2004, Mr. Leathe has served as Principal of Leathe & Associates, LLC, a private investment advisory firm and is a registered investment advisor (RIA). From November 2005 to September 2007, Mr. Leathe served as President of Pelican Group Holdings, a biotechnology company. From 1990 to 2003, Mr. Leathe served as Executive Vice President, Chief Financial Officer and Treasurer of Apogent Technologies, a publicly-held manufacturer of healthcare and life sciences research products with over $1.0 billion in revenues. Mr. Leathe is also a certified public accountant (CPA). We believe Mr. Leathe’s qualifications to serve on our Board include his business experience as a senior executive officer and 13 years as an executive officer of a public company, including his experience as a principal financial officer of a public company and as a CPA. *

Class II directors (terms expiring in 2012)

Michael J. Curran	57	Mr. Curran has served as a director since 2006. Mr. Curran has served as Executive Vice President and Managing Director, Corporate Banking Services at Banco Santander since January 2009. Mr. Curran served as Executive Vice President, Global Solutions Group of Sovereign Bank, from June 2007 to January 2009. From March 1995 to April 2006, Mr. Curran served as Executive Vice President, Global Treasury Services of Bank of America, overseeing an operating unit that generated approximately $2.0 billion in revenue. Mr. Curran was also a member of Bank of America’s Management Operations Committee. Prior to his tenure at Bank of America, Mr. Curran was Executive Vice President at FleetBoston Financial Corporation where he managed the bank’s Cash Management, Corporate Trust, Government Banking and Financial Institutions lines of business and was a member of the bank’s Leadership Advisory Group, Payments Council, Corporate Diversity Council, and a trustee of the FleetBoston Financial Foundation. Prior to joining FleetBoston, Mr. Curran was a business unit manager for structured finance at Chemical Bank and held several management positions at Manufacturers Hanover Trust Co. in both New York and London. Mr. Curran has approximately 30 years of experience in the financial services industry, much of which was specifically oriented around corporate payments, cash management and technology, which we believe qualifies Mr. Curran to serve on our Board. †

Name	Age	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Joseph L. Mullen	60	Mr. Mullen has served as a director since 1996. Mr. Mullen has served as our Chairman since May 2007, and served as our Vice Chairman from November 2006 to May 2007. Mr. Mullen served as our Chief Executive Officer from August 2002 to November 2006. From September 2000 to August 2004, Mr. Mullen served as President of Bottomline, and he served as Chief Operating Officer from September 2000 to April 2001. From 1977 to 1989, Mr. Mullen held a variety of positions at IBM Corporation. We believe Mr. Mullen’s qualifications to serve on our Board include his experience in the technology industry, particularly his expertise around payments and payment methodologies. Further, given Mr. Mullen’s prior executive experience within Bottomline, he has a deep understanding of our company and our operations.

James W. Zilinski	68	Mr. Zilinski has served as a director since 1994. From July 1995 until his retirement in December 2004, Mr. Zilinski served as President and Chief Executive Officer of Berkshire Life Insurance Company of America and as a director of its subsidiary, Berkshire Securities Corp. We believe Mr. Zilinski’s prior executive positions, including at financial institutions, general business knowledge and his knowledge of our company qualify him to serve on our Board. †*#

Class III directors (terms expiring in 2013)

James L. Loomis	62	Mr. Loomis has been a director since May 1989, when he co-founded Bottomline. From 1989 to 1996, Mr. Loomis served as our Executive Vice President and Treasurer. From 1996 until his retirement in September 2000, Mr. Loomis served as Senior Executive Advisor of Bottomline. Prior to his involvement with Bottomline, Mr. Loomis spent approximately 15 years in a variety of executive finance positions with Nashua Corporation, including Treasurer and Director of International Finance. We believe Mr. Loomis’s qualifications to serve on our Board include his experience in the software and technology industry including as our co-founder and his experience in corporate finance. *

Daniel M. McGurl	76	Mr. McGurl has been a director since May 1989, when he co-founded Bottomline. Mr. McGurl served as Chairman of the Board of Directors from May 1989 to May 2007. From May 1989 until his retirement in August 2002, Mr. McGurl served as our Chief Executive Officer, and from May 1989 to September 2000, Mr. McGurl also served as President of Bottomline. Prior to co-founding Bottomline, Mr. McGurl spent 26 years at IBM Corporation in a variety of senior positions including Director of Marketing Planning and Director of Far East Operations. We believe Mr. McGurl’s qualifications to serve on our Board include his over 40 years of experience in the software and technology industry including as our co-founder, Chairman for 18 years and Chief Executive Officer for 13 years. †

Name	Age	Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships
Jennifer M. Gray	37	Ms. Gray has been a director since 2012. Since 2008, Ms. Gray has served as the Founder and Chief Executive Officer of Market Street Talent, Inc., an information technology staffing and consulting company. From 2006 to 2008, Ms. Gray was an account executive at Digital Prospectors Corp., a technology staffing and consulting company. Ms. Gray’s qualifications to serve on our board include her background as an entrepreneur and technology executive, her demonstrated ability to create innovative and successful companies and her extensive experience with technology talent recruitment and retention.

†	Member of compensation committee.
#	Member of nominations and corporate governance committee.
*	Member of audit committee.

Director Compensation

Compensation for our directors is reviewed from time to time by our chief executive officer, our Board and its committees. Any determinations with respect to Board compensation are made by our Board of Directors.

Prior to February 2012, our non-employee director compensation policy provided that each of our non-employee directors received a restricted stock award of 3,000 shares of our common stock on the date of each annual meeting of stockholders (other than a director who was initially elected to the Board at the annual meeting or at any time after the prior year’s annual meeting). These awards would vest in full on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders. The policy also provided that a newly elected Board member would receive a restricted stock award of 8,000 shares of our common stock upon his or her initial election to our Board, which award would vest over a period of four years from the date of grant, with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% of the shares vesting each quarter thereafter.

In February 2012, our Board modified our non-employee director compensation policy. Under the modified program, each of our non-employee directors receives a restricted stock award of 4,000 shares of our common stock upon his or her initial election to the Board and on the date of each annual meeting of stockholders. Each of these awards vests in full on the first anniversary of its respective grant date.

In November 2011, Messrs. Barry, Curran, Leathe, Loomis, McGurl, Mullen, Staglin and Zilinski each received a restricted stock award for 3,000 shares of our common stock. Mr. Staglin resigned from our Board effective June 30, 2012, and as a result his fiscal 2012 award did not vest and was forfeited. In May 2012, Ms. Gray received a restricted stock award for 4,000 shares of our common stock upon her election to our Board.

Equity awards to our directors vest in full upon a change in control. For purposes of this provision, a change in control occurs if:

•

we are acquired through a merger or consolidation which results in the company’s voting shares before the transaction retaining less than 50% of the voting power of the company or the acquiring entity after the transaction;

•	we are liquidated; or

•	all or substantially all of our assets are sold.

We reimburse our non-employee directors for expenses incurred to attend Board of Directors and committee meetings and other business related travel. In addition, directors who were formerly executive officers are eligible for company-provided medical and dental insurance should they so elect. We provided this benefit to Mr. Mullen and Mr. Loomis in fiscal 2012.

Our non-employee directors also receive annual fees, per-meeting fees and fees for serving as Board committee members and chairpersons. In fiscal 2012, each non-employee director other than Mr. Mullen received an annual fee of $17,500, payable quarterly in arrears, and a fee of $1,250 for each meeting of the Board of Directors that the non-employee director attended. Each non-employee director who served as a member of the audit committee, other than the chairperson of such committee, received an annual fee of $3,500. Each non-employee director who served as a member of the compensation committee or nominations and corporate governance committee, other than the respective chairpersons of those committees, received an annual fee of $1,000 for each committee in which they participated. The chairman of the audit committee received an annual fee of $15,000 and the chairman of the compensation committee and the nominations and corporate governance committee each received an annual fee of $2,000.

Joseph Mullen Letter Agreement

On November 18, 2010, we entered into a letter agreement (the 2010 Letter Agreement) with Mr. Mullen to retain his services for (a) $100,000 per year during the period beginning on November 17, 2010 and ending on November 16, 2011 and (b) $115,000 per year for each year during the period beginning on November 17, 2011 and ending on November 17, 2014, at which time his role and services will be re-evaluated. Under the 2010 Letter Agreement, Mr. Mullen will serve as chairman of the Board of Directors during any periods he is appointed to such position by the Board, and as part of his role as Chairman, will be available as required or requested by management for services including strategy analysis, merger and acquisition evaluation and analysis, strategic partnerships and executive coaching. Under the terms of the 2010 Letter Agreement, Mr. Mullen is eligible to receive 4,000 shares of restricted stock (or such other equity award as shall be made to our other non-employee directors) each year on the date of our annual meeting of stockholders (provided that he is serving as a director of Bottomline at that time), and these shares will vest on the first anniversary of the grant date.

If the 2010 Letter Agreement is terminated by us without cause, Mr. Mullen will be entitled to be paid a lump sum equal to the full amount due to him with respect to the remaining term of the agreement. Should Mr. Mullen’s engagement with us be terminated as a result of death or disability, as a result of involuntary termination or without cause, Mr. Mullen’s restricted stock will fully vest, and he or his estate generally will have a period of two years (or the remainder of the applicable option term if less than two years) after the date of such termination to exercise any outstanding stock options. In addition, in the event that, prior to November 17, 2014, a change in control of Bottomline occurs, Mr. Mullen’s restricted stock will fully vest. Under the 2010 Letter Agreement, Mr. Mullen is also eligible to be reimbursed by us for reasonable business expenses and, until he reaches age 65, to participate in our standard U.S. health insurance plan.

Director Stock Ownership Program

In February 2008, we approved a modification to certain of our stock option plans to permit any director to elect to exercise stock options that were in-the-money, and fully vested, on a net share settlement basis. Under such an exercise, the director would receive shares of our common stock with a value equal to the closing market price of our common stock on the date of exercise less the exercise price of the options. Any director making such an election agrees not to sell or transfer any of the shares received upon exercise for a period of two years from the exercise date. We implemented this modification to encourage and promote long-term share ownership by our directors.

The following table sets forth information concerning the compensation of our directors for fiscal 2012. The compensation information for Mr. Eberle is included in the Summary Compensation Table.

Fiscal 2012 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
Joseph L. Barry	24,000	$64,860	—	—		88,860
Michael J. Curran	23,000	$64,860	—	—		87,860
Jennifer M. Gray	1,250	$73,280	—	—		74,530
Jeffrey C. Leathe	37,500	$64,860	—	—		102,360
James L. Loomis	26,000	$64,860	—	17,010	(3)	107,870
Daniel M. McGurl	23,250	$64,860	—	—		88,110
Joseph L. Mullen	—	$64,860	—	125,760	(4)	190,620
Garen K. Staglin	22,250	$64,860	—	—		87,110
James W. Zilinski	29,000	$64,860	—	—		93,860

(1)	As of June 30, 2012, Messrs. Barry, Curran, Leathe, Loomis, McGurl, Mullen and Zilinski each had 3,000 unvested restricted stock awards outstanding and Ms. Gray had 4,000 unvested restricted stock awards outstanding. Mr. Staglin’s award was forfeited effective June 30, 2012 upon his resignation from our Board. The amounts reported in this column are computed based on the closing price of our common stock on the date the awards were granted (the grant date fair value).
(2)	As of June 30, 2012, our directors had the following aggregate number of stock option awards outstanding: Joseph L. Barry, 15,000; Jeffrey C. Leathe, 15,000; James L. Loomis, 22,500; Joseph L. Mullen, 110,000.
(3)	Represents medical and dental insurance premiums paid by the company on behalf of Mr. Loomis.
(4)	Consists of $108,750 paid to Mr. Mullen pursuant to the 2010 Letter Agreement and $17,010 in medical and dental insurance premiums paid by the company on behalf of Mr. Mullen.

Executive Compensation

Compensation Discussion and Analysis

The compensation committee of our Board of Directors oversees, reviews and approves all compensation decisions relating to our named executive officers. In the discussion that follows, “executives” refers to our fiscal year 2012 named executive officers, Messrs. Eberle, Donovan and Savory.

Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of the compensation committee with respect to executive compensation are to:

•	enable us to attract, retain and motivate the best possible executive talent by ensuring that our compensation packages are competitive with those offered by similarly situated companies;

•	align our executive compensation with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures; and

•	align executives’ incentives with the creation of stockholder value.

To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies of a comparable size within our industry. In addition, a portion of each executive’s compensation is tied to corporate performance, including financial performance and the achievement of strategic and operational goals such as the establishment and maintenance of key strategic and customer relationships, product development initiatives and senior management team development and retention. Executives are also evaluated on their professional growth and individual contributions to the company’s success. We provide a significant portion of our executive compensation in the form of restricted stock awards that vest over time, typically four years, which we believe promotes the retention of our executives and aligns their interests with those of our stockholders since this form of compensation allows our executives to participate in the long-term success of our company as reflected in stock price appreciation.

In making compensation decisions, the compensation committee compares our executive compensation against that of a peer group of publicly traded companies. This peer group, which is periodically reviewed and updated, consists of companies that we believe are generally comparable to our company. The companies included in this peer group for fiscal 2012 were: ACI Worldwide, Ariba, Inc., athenahealth, Inc., Blackbaud, Inc., Cogent Communications, Concur Technologies, EPIQ Systems, Inc., Kenexa Corporation, Online Resources Corporation, Pegasystems, Inc., RightNow Technologies, Inc., S1 Corporation, Taleo Corporation, Tier Technologies, Inc., and The Ultimate Software Group, Inc. Our analysis for the past several fiscal years has shown that the overall compensation packages of our executives have been competitive with those of the peer group we analyzed.

In addition, for purposes of assessing our CEO’s compensation, the compensation committee periodically reviews the compensation packages of recently hired CEOs at publicly traded companies with annual revenues of less than $500 million. For fiscal year 2012, the companies the committee considered for this analysis were Affymax, Inc., Blue Coat Systems, Inc., Exelixis, Inc., Extreme Networks, Inc., GenMark Diagnostics, Inc., MPG Office Trust, Inc., Online Resources Corporation, Onvia, Inc., ShoreTel, Inc., Shuffle Master, Inc. and Tier Technologies, Inc. The compensation committee believes this is a useful analysis because it provides a view into current market conditions with respect to CEO compensation. Our analysis has generally shown our CEO’s compensation package to be competitive with those of the companies we analyzed.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	cash bonuses;

•	restricted stock awards;

•	insurance, retirement and other employee benefits; and

•	severance and change in control benefits.

None of our executive officers receive payment for supplemental retirement plans, retirement benefits or deferred compensation arrangements (other than those available to substantially all our employees, such as under our 401(k) plan or equivalent plans), country club dues, estate or tax planning or split dollar life insurance policies.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee determines what it believes to be the appropriate level and mix of the various compensation components based on recommendations from our chief executive officer, company performance against stated objectives, individual performance and overall comparisons to the comparable company analyses described above.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries, the compensation committee considers the survey data of compensation levels in the peer group, as well as a variety of other factors such as the executive’s scope of responsibility, individual performance, prior employment experience and salary history, relative pay adjustments within the company and our overall financial performance. Base salaries are reviewed at least annually by our compensation committee and may be adjusted from time to time based upon market conditions, individual responsibilities and company and individual performance.

For fiscal year 2012, each of our executive officers voluntarily declined base salary increases in order to make additional funds available for salary increases for our non-executive employee base. Our executive officers have also declined to accept base salary increases in past years, or declined to accept salary increases above the percentage increase provided to the employee base generally, in order to make additional funds available to our other employees. Mr. Eberle and Mr. Donovan have received only one salary increase since July 2008, as they had both previously declined base salary increases during periods when the company, due to overall economic conditions, was not providing salary increases to the overall employee base, and Mr. Savory has received only one salary increase since he became an executive officer in July 2009. The table below shows executive base salaries for 2011 and 2012.

Name	2011 Base Salary	2012 Base Salary
Robert A. Eberle	$330,000	$330,000
Kevin M. Donovan	$190,000	$190,000
Nigel K. Savory (1)	$246,000	$244,728

(1)	Mr. Savory was paid in British Pounds Sterling, which for purposes of this presentation were converted to US Dollars at the average exchange rate for the twelve months ended June 30, 2011 and 2012 of 1.592 and 1.584, respectively, US Dollars per British Pound Sterling.

Cash Bonuses

Cash bonuses are used to incentivize our executives to achieve our financial, strategic and operational goals. The compensation committee approves payment of quarterly cash bonuses as part of the overall compensation packages of our executive officers, with an opportunity for review of the overall bonus at year-end. Mr. Eberle’s cash bonus opportunity is based on a percentage of his base compensation, which for fiscal year 2012 was 120%. Mr. Donovan and Mr. Savory’s cash bonus opportunities are based on a fixed dollar amount, which for fiscal year 2012 were $120,000 and $158,400, respectively. None of our executive officers are eligible for multi-year guaranteed bonuses.

In November 2009, the compensation committee approved a cash bonus framework for Mr. Eberle that will remain in effect until modified by the committee. Under this framework, Mr. Eberle’s quarterly cash bonus is principally based upon a combination of revenue and non-GAAP operating income targets, which represent 67% of his total bonus opportunity, and designated key management objectives, which represent 33% of his bonus opportunity. Non-GAAP operating income is measured on a pre-tax basis and excludes amortization of intangible assets, stock compensation expense, acquisition related expenses, restructuring charges and impairment losses on equity investments. The revenue and non-GAAP operating income targets are approved by the Board at or prior to the beginning of each fiscal year as part of the presentation of our annual operating plan. These targets may be revised during the year to account for acquisitions, industry developments and economic conditions. In addition, the compensation committee may determine that a bonus above or below the amount determined under the framework is appropriate in any given period, in the context of the company’s overall performance. For fiscal year 2012, the revenue and non-GAAP operating income targets in effect at the end of the fiscal year were $225.3 million and $43.9 million, respectively. Key management objectives are typically reviewed by the compensation committee quarterly and generally consist of progress against key strategic initiatives, establishment and maintenance of strategic partner and key customer relationships, execution against major customer deliverables, growth in orders, recruitment and retention of key talent, improvements to the functionality, design and usability of our products, product development initiatives and growth through acquisitions. Bottomline’s level of execution against the key management objectives is determined by the compensation committee and this assessment is subjective.

At the end of each quarter, Mr. Eberle prepares a summary of our corporate performance for the quarter, including performance against the revenue targets, operating income targets and designated key management objectives, and submits his recommendation to the compensation committee in respect of executive bonuses, if any, that he believes should be paid for that quarter. The compensation committee uses the framework discussed above for evaluating Mr. Eberle’s quarterly cash bonus. Mr. Eberle must achieve at least 80% of both the revenue and operating income targets before any bonus tied to financial targets is due under the framework. Mr. Eberle must achieve 100% of the pre-determined revenue and operating income targets and demonstrate strong execution against the key management objectives for 75% of his total bonus opportunity to be due under the framework.

For fiscal year 2012, Bottomline achieved the revenue and operating income targets at a level of 99.6% and 92.0%, respectively, and demonstrated a high level of achievement against the key management objectives. During fiscal 2012, as in 2011 and in certain other instances in the past, Mr. Eberle recommended, and the committee approved, quarterly bonus amounts that were less in the aggregate than the amounts that would have otherwise been paid under the framework, in order to allocate funds to other corporate initiatives. Mr. Eberle’s total bonus payment under the framework for fiscal 2012 was $214,000, or 54% of his total bonus opportunity for fiscal 2012.

Mr. Donovan and Mr. Savory’s bonus is recommended to the compensation committee by Mr. Eberle based on both corporate performance and Mr. Eberle’s assessment of their individual performance. Although the bonus framework discussed above does not apply to Mr. Donovan or Mr. Savory specifically, the company’s performance against the revenue and operating income targets and the designated key management objectives for the fiscal year are typically key factors in Mr. Eberle’s assessment of Messrs. Donovan and Savory and his ultimate recommendation to the compensation committee concerning their bonuses. Final determinations regarding the bonus amounts for Messrs. Donovan and Savory are made by the compensation committee.

From time to time the compensation committee may approve discretionary cash bonuses for our executives which, for Mr. Eberle, are outside of the bonus framework described above. For fiscal year 2012, discretionary cash bonuses of $14,850, $5,940 and $3,000 were awarded to Mr. Eberle, Mr. Savory and Mr. Donovan, respectively, in recognition of our progress against key financial and strategic goals during the year. Total fiscal 2012 cash bonuses for Messrs. Savory and Donovan, including these discretionary bonuses, were $120,780 and $65,000, respectively, which represented payouts of 76% and 54% of their total bonus opportunity for the fiscal year. The table below shows total cash bonuses for our executives for 2011 and 2012.

Name	2011 Cash Bonus	2012 Cash Bonus
Robert A. Eberle	$343,000	$228,850
Kevin M. Donovan	$94,500	$65,000
Nigel K. Savory (1)	$114,624	$120,780

(1)	Mr. Savory was paid in British Pounds Sterling, which for purposes of this presentation were converted to US Dollars at the average exchange rate for the twelve months ended June 30, 2011 and 2012 of 1.592 and 1.584, respectively, US Dollars per British Pound Sterling.

Restricted Stock

Restricted stock awards are the primary vehicle for offering long-term incentives to our executives. Our compensation committee believes that consistent levels of annual restricted stock awards are the optimum vehicle to promote, create and reward long term stockholder value creation. The committee believes that a management team that knows that it has the opportunity to earn restricted stock awards and has an expectation that, with performance and achievement of business objectives, there will be the opportunity for additional annual stock awards is optimally aligned with stockholders and, importantly, reflects a compensation philosophy that is designed to create value not just for the short term but with an essential emphasis on the longer term.

We typically make an initial award of restricted stock when a new executive is hired, after which annual awards are granted as part of the overall executive compensation program. All restricted stock awards to our executives are approved by the compensation committee. Since awards of restricted stock are issued at no cost to the executive, they have a built-in value at the time the awards are made. Accordingly, we generally grant fewer shares of restricted stock than the number of stock options or other types of equity awards that might have been issued for a similar purpose, which helps to reduce dilution to our stockholders. To maximize the long-term incentives for our executives and to minimize the dilutive effect on existing stockholders, we consider it likely that future equity awards to our executives will continue to be in the form of restricted stock rather than stock options.

To date, all restricted stock awards to our executives have had a four year vesting term, with 25% of the shares vesting after the first year and 6.25% at the end of each quarter thereafter. Except in the case of death or disability and certain severance and change in control situations, vesting typically ceases on the date of termination of employment. Other than the ability to sell or transfer the shares prior to vesting, restricted stock awards generally entitle the recipient to full rights as a stockholder at the time of the award; however, holders of unvested restricted shares are not entitled to receive dividends on these shares.

Restricted stock awards to our executives are evaluated annually by the compensation committee in conjunction with the review of individual performance of our executives and the financial and operational performance of the company. This review typically occurs during our fourth fiscal quarter each year for purposes of establishing the award level for the immediately following fiscal year.

Compensation Committee Equity Incentive Policy Statement

The objective of our equity incentive plans is to directly align management incentives with the creation of shareholder value. Our equity compensation program has been consistently applied and has been a key driver of the performance of the company.

In May 2012, the compensation committee provided Mr. Eberle with a non-binding letter setting forth the committee’s philosophy on equity compensation, reviewing the results of Bottomline’s business since Mr. Eberle became CEO, and outlining the committee’s intention and expectation for future equity awards to Mr. Eberle. In September 2012, the committee adopted an Equity Incentive Policy Statement which applies the general principles set forth in Mr. Eberle’s letter to all of our executives. Neither the Equity Incentive Policy Statement nor the letter to Mr. Eberle create any binding contractual obligation or a specific award of stock to any individual, but instead set forth the fundamental objectives and philosophy underlying Bottomline’s equity compensation program.

Underpinning the Equity Incentive Policy Statement and the letter to Mr. Eberle is the principle that annual restricted stock awards should be determined based upon the number of shares granted, rather than the value of those shares. The committee believes that this results in annual awards that are predictable and that provide a consistent motivation and retention tool that is linked directly to our stock price performance. In past years, the number of shares granted to our executives has been relatively consistent; when the market price of our stock was lower, executives did not receive more shares and, similarly, as the success of the company has been reflected in an appreciated stock price, they have not received fewer shares. The committee views this as fair because executives know that if they can increase the value of the company the value of the stock grants they have received to date and will receive in the future is similarly increased. It directly aligns management incentive with the creation of shareholder value.

We believe our equity incentive compensation program has been a key factor not only in recruiting management talent to Bottomline, but also in retaining our current executives and other key employees. Mr. Eberle, Mr. Donovan and Mr. Savory have served Bottomline for approximately 14, 13 and 12 years, respectively, and many of our other key employees have had similarly long tenures with the company.

Accordingly, it is the intention and expectation of the compensation committee to provide the Company’s executive officers with the opportunity for annual awards of restricted stock that are generally consistent with awards made to them for recent fiscal years. The compensation committee is not obligated to make any such awards, and may modify the size of any such awards in its discretion. Factors that the committee may consider in the exercise of that discretion include, but are not limited to, the following:

•	the company’s performance;

•	the executive’s individual performance;

•	the total compensation being paid to the executive;

•	the executive’s anticipated contributions to Bottomline’s future performance;

•	the executive’s scope of responsibility;

•	the executive’s current position with Bottomline;

•	the number and size of equity awards granted to comparable executive officers by peer group companies; and

•	in case the case of executives other than Mr. Eberle, Mr. Eberle’s recommendations concerning individual performance, role changes and other factors.

For fiscal 2012, the compensation committee approved restricted stock awards of 100,000, 24,000 and 33,000 shares to Messrs. Eberle, Donovan and Savory, respectively. These awards are consistent with fiscal year 2011 awards. In total, grants to our named executive officers represented approximately 16% of all equity awards granted by the company during fiscal 2012.

Equity Pool Policy

In order to provide greater certainty regarding the level of equity awards over time, the compensation committee has approved a formal equity pool policy providing that the annual equity pool be adjusted upwards or downwards depending upon Bottomline’s stock price (based on a 30-day trailing average as of July 1 of each year) and non-GAAP net income and revenues for the preceding fiscal year. The percentage change in each metric is multiplied by one-third (thus weighting each equally), and the sum of the resulting net percentage divided by two. The equity pool for the prior fiscal year is then adjusted upwards or downwards by a percentage equal to that amount, to determine the equity pool for the current year. The compensation committee has approved this policy through fiscal 2014.

Other Equity Matters

We do not have any equity ownership guidelines for our executives. Our insider trading policy prohibits all employees and directors from engaging in speculative transactions in our securities, including short sales or hedging transactions (such as purchases or sales of puts, calls, options or other derivative securities) that are designed to hedge or offset a decrease in value of our securities. During fiscal 2012, none of our executives pledged company shares, and none of our active equity plans contain an evergreen provision or permit share recycling for options and stock appreciation rights.

94% of the votes cast by our stockholders at our 2011 annual meeting of stockholders approved, in a non-binding advisory vote, our executive compensation program as set forth in our 2011 proxy statement.

We have considered the results of this vote, and believe it reflects our stockholders’ assessment that our compensation programs are successfully achieving their objectives. Our next stockholder advisory vote on the frequency of executive compensation advisory votes is scheduled to be held at our 2017 annual meeting of stockholders, although an earlier vote may be held at the discretion of the Board.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all of our employees, including health and dental insurance, life and disability insurance, an employee stock purchase plan and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same terms as our other employees.

During fiscal 2012, we provided supplemental executive long-term disability insurance to Mr. Eberle and Mr. Savory. In addition, we paid the premiums for private medical insurance and provided an automobile allowance to Mr. Savory. Mr. Eberle and Mr. Savory do not receive tax-gross ups on these benefits. We anticipate that we will continue to provide these benefits in fiscal 2013.

From time to time, we make tickets to cultural and sporting events available to our executives and other employees for business purposes. If not utilized for business purposes, these tickets are generally made available for the personal use of our employees, including our executives.

Severance and Change in Control Benefits

Pursuant to employment and retention agreements we have entered into with our executives, the terms of our 2009 Stock Incentive Plan and certain resolutions of our Board of Directors in connection with our equity programs, our executives are entitled to certain benefits in the event of a change in control of our company or the termination of their employment under specified circumstances, including termination following a change in control. We have provided more detailed information about these benefits, along with estimates of their value under certain circumstances, under the caption “Employment and Other Agreements and Potential Payments Upon Termination or Change in Control” below.

We believe these benefits help us compete for and retain executive talent and are generally in line with severance packages offered to executives by the companies in our peer group. We also believe that these benefits would serve to minimize the distraction caused by any change in control scenario and reduce the risk that key talent would leave the company before any such transaction closes, which could reduce the value of the company if such transaction failed to close.

Summary Compensation

The following table sets forth certain information concerning the compensation for the individuals who served as our principal executive officer and our principal financial officer during fiscal 2012 and our only other executive officer, who we collectively refer to as our named executive officers.

Fiscal 2012 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert A. Eberle,	2012	$330,000	$14,850	(1)	$2,500,000	$214,000	$13,931	$3,072,781
President and Chief Executive Officer	2011	$325,000	$100,000	(2)	$1,310,000	$243,000	$12,318	$1,990,318
	2010	$320,000	—		$1,141,900	$157,500	$10,818	$1,630,218

Kevin M. Donovan,	2012	$190,000	$3,000	(1)	$600,000	$62,000	$6,313	$861,313
Chief Financial Officer and Treasurer	2011	$187,000	—		$314,400	$94,500	$6,450	$602,350
	2010	$184,000	—		$240,400	$52,500	$5,763	$482,663

Nigel K. Savory,	2012	$244,728	$5,940	(1)	$825,000	$114,840	$34,704	$1,225,212
Managing Director, Europe (6)	2011	$242,382	—		$432,300	$114,624	$33,600	$822,906
	2010	$237,300	—		$360,600	$97,293	$32,087	$727,280

(1)	Represents discretionary bonuses awarded in recognition of our progress against our key strategic goals during fiscal 2012.
(2)	Represents a discretionary cash bonus awarded to Mr. Eberle in recognition of his contributions to the operating performance and strategic advancement of the company in fiscal 2011.
(3)	The amounts reported in this column are computed based on the closing price of our common stock on the date the awards were granted (the grant date fair value).
(4)	The amounts in this column reflect cash bonus awards paid to our named executive officers under our executive incentive compensation program. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Cash Bonuses” above for a description of this program.
(5)	These amounts consist of: our matching contributions to each executive’s retirement savings plan account; the portions of premiums paid by us for supplemental executive long-term disability insurance for Mr. Eberle and Mr. Savory; and automobile allowances and private medical insurance premiums paid by us on Mr. Savory’s behalf.
(6)	Mr. Savory was paid in British Pounds Sterling, which for purposes of this presentation were converted to US Dollars at the average exchange rate for the twelve months ended June 30, 2012, 2011 and 2010 of 1.584, 1.592 and 1.582, respectively, US Dollars per British Pound Sterling.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer during fiscal 2012 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received. Non-equity incentive plan awards were made pursuant to our executive incentive compensation program described in our Compensation Discussion and Analysis under the caption “Cash Bonuses”.

Fiscal 2012 Grants of Plan-Based Awards

		Date of Compensation Committee Action (2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (6)	Grant Date Fair Value of Stock Awards (7)
Name	Grant Date		Threshold ($) (3)	Target ($) (4)	Maximum ($) (5)
Robert A. Eberle	07/01/2011	05/19/2011	—	—	—	100,000	$2,500,000
			79,200	297,000	396,000	—	—

Kevin M. Donovan	07/01/2011	05/19/2011	—	—	—	24,000	$600,000
			24,000	90,000	120,000	—	—

Nigel K. Savory	07/01/2011	05/19/2011	—	—	—	33,000	$825,000
			31,680	118,800	158,400	—	—

(1)	Amounts in these columns show estimates of possible threshold, target and maximum cash award amounts under our executive incentive compensation program for fiscal 2012. Actual amounts paid are disclosed and reported in the Summary Compensation Table under the caption Non-Equity Incentive Plan Compensation. Actual amounts paid may vary substantially from the figures shown in this table due to the factors discussed in Compensation Discussion and Analysis under the caption “Cash Bonuses”.
(2)	Annual restricted stock awards are typically approved by the compensation committee in May, with an effective date of July 1, the first date of our fiscal year. If an executive is not employed by us in July 1, he will not receive the award.
(3)	Reflects an estimate of the minimum amount that would have been earned if the minimum targets for all of the quarterly and annual metrics were achieved and a portion of the designated key management objectives were met.
(4)	Reflects an estimate of the amount that would have been earned if the targeted quarterly and annual metrics were achieved and a majority of the designated key management objectives were met.
(5)	Reflects an estimate of the maximum amount that would have been earned if the maximum targets for all of the quarterly and annual metrics were achieved and the designated key management objectives were met in full.
(6)	Reflects awards of restricted stock. These shares vest as to 25% of the shares on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter. In addition, as described below under “Employment and Other Agreements and Potential Payments Upon Termination or Change in Control”, the vesting of these shares may be accelerated following employment termination or a change in control under certain circumstances.
(7)	Calculated by multiplying the number of shares of stock by $25.00, the closing price per share of our common stock on the NASDAQ Global Select Market on July 1, 2011.

Equity Awards and Holdings

The following table sets forth information concerning unexercised options and unvested restricted stock awards for each of the named executive officers as of June 30, 2012.

Fiscal 2012 Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(#) (1)	Market Value of Shares or Units of Stock That Have Not Vested($) (2)
Robert A. Eberle	02/24/2005	50,000	$11.93	02/24/2015	07/01/2011	100,000	$1,805,000
	03/29/2004	98	$9.54	03/29/2014	07/01/2010	56,250	$1,015,313
					08/25/2009	29,687	$535,850
					09/18/2008	5,312	$95,882

Kevin M. Donovan					07/01/2011	24,000	$433,200
					07/01/2010	13,500	$243,675
					08/25/2009	6,250	$112,813
					09/18/2008	937	$16,913

Nigel K. Savory					07/01/2011	33,000	$595,650
					07/01/2010	18,562	$335,044
					08/25/2009	9,375	$169,219
					06/30/2009	750	$13,537
					10/21/2008	2,750	$49,638

(1)	These shares vest as to 25% of the shares on the first anniversary of the date of grant and 6.25% of the shares each quarter thereafter. However, as described below under “Employment and Other Agreements and Potential Payments Upon Termination or Change in Control”, the vesting of these shares may be accelerated following employment termination or a change in control under certain circumstances.
(2)	Calculated by multiplying the number of unvested shares by $18.05, the closing price per share of our common stock on The NASDAQ Global Select Market on June 30, 2012.

Stock Vested in Fiscal 2012

The following table sets forth information regarding vesting of restricted stock held by the named executive officers during the fiscal year ended June 30, 2012.

Amounts shown under the column “Value Realized on Vesting” represents the number of shares of restricted stock multiplied by the closing price of our common stock on the vesting date.

Fiscal 2012 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert A. Eberle	94,062	$2,204,483
Kevin M. Donovan	20,187	$475,065
Nigel K. Savory	29,438	$702,122

Employment and Other Agreements and Potential Payments upon Termination or Change in Control

We are party to employment agreements or similar arrangements with Mr. Eberle, Mr. Donovan and Mr. Savory. The following description is only a summary of these agreements and is qualified by reference to the full agreements.

Robert A. Eberle Employment Agreement

We entered into an employment agreement with Mr. Eberle as of September 30, 1998, which was amended as of June 1, 2001, amended and restated as of November 21, 2002, and amended as of September 30, 2005, November 16, 2006 and December 23, 2008. The employment agreement automatically renews for successive three year renewal periods unless the agreement is not renewed by either us or Mr. Eberle pursuant to written notice, or is sooner terminated in accordance with its terms. Further, the employment agreement automatically renews for a three year period in the event we experience a change in control. The current renewal period under the employment agreement extends through November 21, 2014.

Under the employment agreement, a “change in control” of Bottomline would occur if:

•	any person becomes the beneficial owner of more than 50% of the voting power of our outstanding securities;

•	our stockholders approve a merger or consolidation of Bottomline, subject to certain limited exceptions; or

•	our stockholders approve a plan of liquidation or a sale of all or substantially all of our assets.

In the event of a change in control, Mr. Eberle’s restricted stock will vest in full.

If Mr. Eberle’s employment is terminated by Mr. Eberle as a result of an involuntary termination or by us without cause, in either case prior to a potential change in control, or if we do not renew Mr. Eberle’s agreement as provided above, all shares of Mr. Eberle’s restricted stock will vest in full, and he will be entitled to receive continuation of benefits for a period of 24 months and a lump sum payment equal to two times the sum of his then annual salary plus two times the maximum amount of bonus he was eligible to earn for the then current fiscal year. Mr. Eberle will not be entitled to any of the foregoing payments or benefits if he breaches material obligations under his employment agreement or other agreements with Bottomline.

An involuntary termination would occur if Mr. Eberle’s duties were changed in a manner such that it resulted in a material diminution in his authority, duties or responsibilities, including his level of budget authority; his base compensation was materially reduced (other than in connection with a company-wide reduction in salaries); he no longer reported directly to the Board of Directors; his place of work was relocated by more than 50 miles; or Bottomline breached a material provision of his employment agreement.

“Cause” means, prior to a change in control of Bottomline, the discharge of Mr. Eberle resulting from:

•	a felony conviction;

•	willful and persistent failure to attend to material duties or obligations;

•	the breach of confidentiality, non-competition or similar material obligations by Mr. Eberle; or

•	an act or omission which would constitute a crime involving Bottomline’s property.

The second and third items specified above would not constitute cause after a change in control of Bottomline.

If Mr. Eberle’s employment is terminated upon or after a potential change in control, or after a change in control, either by Mr. Eberle as a result of an involuntary termination or by us without cause, all shares of his restricted stock will vest in full, and Mr. Eberle will be entitled to receive continuation of benefits for a period of 24 months and a lump sum payment equal to three times the sum of Mr. Eberle’s then annual salary plus up to three times the maximum amount of any bonus Mr. Eberle was eligible to earn for the then current fiscal year. Mr. Eberle will not be entitled to any of the foregoing payments or benefits if he breaches material obligations under his employment agreement or other agreements with Bottomline.

A “potential change in control” of Bottomline would occur if:

•	we enter into an agreement that would cause a change in control;

•	any person publicly announces an intention to take any action which, if consummated, would constitute a change in control; or

•	our Board of Directors adopts a resolution to the effect that, for purposes of the employment agreement, a potential change in control has occurred.

The employment agreement also provides that, in the event of a change in control, we would pay any excise tax for which Mr. Eberle would be liable under Section 4999 of the Internal Revenue Code as a result of having received the severance benefits, as well as the amount necessary to pay all additional taxes imposed on Mr. Eberle as a result of our payment of the excise tax.

In addition, following termination of employment by us other than for “cause”, restricted stock held by Mr. Eberle would automatically vest in full and any unexercised stock options would be exercisable for a period of two years (or the remainder of the option term if less than two years) after the date of termination. In the event of Mr. Eberle’s termination for death or disability, he or his estate, as applicable, would be entitled to the vesting acceleration and extended exercise period described above, as well as the maximum bonus he was eligible to earn in the then current fiscal year. If Mr. Eberle resigns by giving 90 days written notice to Bottomline, he will be entitled to receive an extended exercise period for options granted to him prior to July 1, 2005.

Kevin M. Donovan Retention Agreement

We entered into a retention agreement with Mr. Donovan on November 16, 2006, which was amended on December 23, 2008. The retention agreement automatically renews for successive one-year periods on June 30 of each year unless we give Mr. Donovan prior notice of non-renewal.

Under the agreement, if Mr. Donovan’s employment is terminated by us without cause or by Mr. Donovan for good reason within 12 months following a change in control, then all options and restricted stock held by Mr. Donovan will vest in full. In addition, Mr. Donovan will be entitled to, among other things, a cash amount equal to his base salary for the 12 months prior to the date of termination, 100% of his annual bonus opportunity for the most recently completed fiscal year, a prorated portion of the annual bonus paid or payable to Mr. Donovan for the most recently completed fiscal year through the date of termination and the continuation of benefits for a period of 12 months after the date of termination. In the event of Mr. Donovan’s termination for death or disability within 12 months following a change in control, he or his estate, as applicable, would be entitled to the benefits described in the preceding sentence, other than the cash amount equal to his base salary for the preceding 12 months. Mr. Donovan will not be entitled to any of the foregoing payments or benefits if he breaches material obligations under any agreement with Bottomline that imposes confidentiality, proprietary information, assignment of inventions, non-competition or similar obligations on him.

For purposes of Mr. Donovan’s retention agreement, a “change in control” of Bottomline would occur under the same circumstances as noted above for Mr. Eberle. For purposes of Mr. Donovan’s retention agreement, “cause” means a discharge resulting from a felony conviction or an act or omission which would constitute a crime involving Bottomline’s property, and “good reason” means a material diminution in Mr. Donovan’s authority, duties or responsibilities (including budgetary authority), a material reduction in his base compensation, a relocation of his work location by more than 50 miles, or a breach by Bottomline of a material provision of the retention agreement.

Nigel K. Savory Service Agreement

We are party to a service agreement with Mr. Savory dated as of November 22, 1999, which we assumed in connection with our acquisition of Checkpoint Holdings, Ltd., which is now our wholly owned subsidiary, Bottomline Technologies Limited (Bottomline Europe). This service agreement was amended on February 18, 2011.

Mr. Savory’s service agreement, as amended, remains in effect, absent our termination of Mr. Savory for cause or due to incapacity, until terminated by at least six months’ written notice by us or by at least 12 months’ written notice by Mr. Savory. We also have the right to terminate the agreement on less than six months’ written notice, but in lieu of notice, we are required to pay Mr. Savory his salary and other contractual benefits under the service agreement for the duration of the period for which notice was not given. In addition, if in connection with our termination of his employment Mr. Savory executes a satisfactory compromise agreement with us, he will be entitled to a severance payment equivalent to six months’ base salary and car allowance plus a sum equivalent to six months’ bonus entitlement calculated on a pro rata basis according to the level of bonuses actually paid to him over the preceding period of 12 months. If we terminate the service agreement for cause or due to Mr. Savory’s incapacity, we are not required to pay Mr. Savory any compensation other than accrued compensation, although Mr. Savory will be entitled to the equity acceleration described below in the event of his termination due to incapacity.

For purposes of Mr. Savory’s service agreement (other than the provisions relating to equity acceleration discussed below) “cause” means the discharge of Mr. Savory resulting from, among other things:

•	material breach of the terms of the agreement;

•	serious misconduct or willful neglect in the discharge of his duties under the agreement;

•	conviction of a criminal offense which in our reasonable opinion materially or adversely affects Mr. Savory’s ability to continue as an employee or officer of the company;

•	acts of fraud or material dishonesty; or

•	deliberate discrimination or harassment on grounds on race, religion, creed, sex or disability.

If we terminate Mr. Savory’s employment without cause prior to a change in control, all shares of his restricted stock will vest in full. If a change in control occurs during the term of the service agreement and Mr. Savory’s employment is terminated by us other than for cause, or by Mr. Savory for good reason, within 12 months following the change in control date, all shares of his restricted stock will vest in full.

For purposes of the equity acceleration provisions of Mr. Savory’s service agreement, the terms “cause” and “change in control” have substantially the same meaning as in Mr. Eberle’s employment agreement, and “good reason” has the following meaning:

•	a significant change in Mr. Savory’s duties;

•	a reduction in his base compensation;

•	a relocation of his place of work by more than 50 miles; or

•	a breach by Bottomline of any material provision of the service agreement.

Pursuant to the service agreement, Mr. Savory has agreed not to compete with Bottomline for a period of 12 months after the termination of his employment in any business within the United Kingdom which is competitive with our business and with which Mr. Savory had been involved during the 12 months immediately preceding termination. In addition, Mr. Savory has agreed that during this 12-month period, he will not solicit our customers, potential customers or employees with whom he had dealings during the 12 months immediately preceding termination.

The table below shows estimates of the benefits potentially payable to each of our named executive officers if his employment terminated under certain circumstances or as a result of a change in control event. The amounts below are calculated on the assumption that the employment termination or change in control took place on June 30, 2012.

Name	Base Salary ($)	Bonus ($) (2)		Accelerated Vesting of Restricted Stock ($) (3)	Benefits ($)	Total ($)
Robert A. Eberle
—change in control	—	—		3,452,045	—	3,452,045
—involuntary termination or termination without cause prior to a potential change in control, or non-renewal of employment agreement by company (1)	660,000	792,000		3,452,045	60,028	4,964,073
—involuntary termination or termination without cause upon or after a potential change in control or change in control	990,000	1,188,000	(4)	3,452,045	60,028	5,690,073
—termination as a result of death or disability	—	396,000		3,452,045	—	3,848,045

Kevin M. Donovan
—termination without cause or for good reason within 12 months following a change in control	190,000	120,000		806,601	23,208	1,139,809
—termination as a result of death or disability within 12 months following a change in control	—	120,000		806,601	23,208	949,809

Nigel K. Savory
—termination without cause prior to a change in control or termination without cause or for good reason within 12 months following a change in control (5)(6)	244,728	60,390		1,163,088	25,906	1,494,112
—termination for incapacity(6)	—	—		1,163,088	—	1,163,088

(1)	Assumes no change in control takes place.
(2)	This amount would be reduced by any bonus amounts previously paid to the named executive officers for fiscal 2012.
(3)	Calculated by multiplying the number of unvested shares by $18.05, the closing price per share of our common stock on the NASDAQ Global Select Market on June 30, 2012.
(4)	For purposes of calculating Mr. Eberle’s bonus in a termination without cause scenario, we have assumed his earned bonus equals his maximum bonus opportunity.
(5)	Assumes that we make a severance payment in lieu of six months’ notice and that Mr. Savory enters into a compromise agreement with us in connection with the termination of his employment.
(6)	Mr. Savory is paid in British Pounds Sterling. For purposes of this presentation, salary and target bonus were converted to US Dollars at the average exchange rate for the twelve months ended June 30, 2012 of 1.584 US Dollars per British Pound Sterling.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Bottomline’s management. Based on this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Bottomline Technologies (de), Inc.

Michael J. Curran, Chairman

Daniel M. McGurl

James W. Zilinski

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of June 30, 2012:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	1,029,899	$10.74	6,483,787	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	1,029,899	$10.74	6,483,787

(1)	Consists of the following equity compensation plans: the 1998 Director Plan, the 2000 Employee Stock Purchase Plan, as amended, or the 2000 ESPP, and the 2009 Stock Incentive Plan. Shares of common stock are available for future issuance only under the 2000 ESPP and the 2009 Stock Incentive Plan.
(2)	Consists of 2,678,816 shares issuable under the 2000 ESPP in connection with current and future offering periods under such plan and 3,804,971 shares currently issuable under the 2009 Stock Incentive Plan.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, Messrs. Barry, Curran, McGurl and Zilinski each served as members of the compensation committee of our Board of Directors. Mr. Barry was a member of the compensation committee until November 17, 2011, at which time he resigned from the committee and was replaced by Mr. McGurl. The current members of our compensation committee are Mr. Curran, Mr. McGurl and Mr. Zilinski.

From May 1989 until his retirement in August 2002, Mr. McGurl served as our Chief Executive Officer, and from May 1989 to September 2000, Mr. McGurl also served as President of Bottomline. As described below under “Certain Relationships and Related Transactions”, Mr. McGurl’s son is an employee of Bottomline.

During fiscal 2012, no executive officer of Bottomline served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officer served as a director or member of our compensation committee.

Certain Relationships and Related Transactions

During 2011, D. Michael McGurl (son of Daniel M. McGurl), Jason Mullen (son of Joseph L. Mullen) and Bob Mullen (brother of Joseph L. Mullen) were employed by the company. Joseph L. Mullen and Daniel M. McGurl are members of our Board of Directors. The compensation packages for D. Michael McGurl, Jason Mullen and Bob Mullen are comparable to the compensation of Bottomline employees holding similar positions, and all are entitled to participate in other employment benefits that are standard for all of Bottomline’s employees. The total compensation earned during 2012, including base salary, commissions, bonus and equity compensation did not exceed $200,000 for any of these individuals.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Bottomline is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, the related person must report the proposed transaction to our chief financial officer. The policy calls for the proposed transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that may arise between audit committee meetings, subject to ratification by the full audit committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually by the audit committee.

A related person transaction reviewed under our policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. The audit committee will review and consider such information regarding the transaction as it deems appropriate under the circumstances.

The audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, it is in Bottomline’s best interests. The audit committee may impose any conditions on the transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 25% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of Bottomline’s charter or bylaws.

The policy also provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Our employment of a son of each of Messrs. McGurl and Mullen and a brother of Mr. Mullen, which is described above in “Certain Relationships and Related Transactions,” has been fully disclosed to our audit committee as part of our annual update with respect to related person transactions.

Corporate Governance

Our Board of Directors believes that good corporate governance is important to ensure that Bottomline is managed for the long-term benefit of its stockholders. This section describes key corporate governance practices that we have adopted. Complete copies of the committee charters and code of conduct described below are available on our website at www.bottomline.com. Alternatively, you can request a copy of any of these documents by writing to Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary.

Board Leadership Structure

We have separated the roles of chief executive officer and chairman of our Board of Directors, in recognition of the differences between these two positions. Our chief executive officer is responsible for setting the strategic direction of our business and overseeing the day to day operation of the company. The chairman of the Board provides guidance to our chief executive officer, sets the agenda for Board meetings and presides over meetings of the Board as the Board fulfills its fundamental role of providing advice to, and oversight of, management.

Risk Oversight

We, like all businesses, face a number of risks that include economic risks, operational risks and legal risks. Our management team is responsible for the day to day risks we face, while our Board of Directors as a whole has responsibility for the oversight of risk management.

The Board believes that open communications between management and the Board of Directors are essential for effective risk management and oversight. Our chairman meets regularly with our chief executive officer to discuss strategy and the risks facing our company. The Board periodically holds strategic planning sessions with senior management to discuss strategies, challenges, risks and opportunities of the company.

While our full Board is ultimately responsible for risk oversight, our three Board committees assist the Board in fulfilling its responsibilities in certain areas of risk, as follows:

•	Our audit committee provides the principal oversight in respect of financial reporting and internal financial controls.

•	Our compensation committee provides the principal oversight in respect of our executive compensation policies and programs.

•

Our nominations and corporate governance committee provides the principal oversight in respect of our Board organization, membership and structure, succession planning for our directors and chief executive officer and corporate governance.

Our Board is regularly informed, by the respective committee chairmen, of any particular risks evaluated at the committee level.

Compensation Risk

We believe that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company, as we believe we have allocated compensation among base salary and short- and long-term compensation opportunities in a manner that does not encourage excessive risk taking. We have reached this conclusion based on the following factors:

•

Base salaries, including those of our executive officers, are fixed and based on the respective responsibility of the individual. Base salaries are designed to provide a steady income, regardless of our stock price performance, so that our employees and executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics.

•

Short-term compensation opportunities, which are predominantly cash bonuses, including cash bonuses to our senior management team and executive officers, are generally based on company-wide objectives rather than on the objectives of a specific operating geography or operating segment. We believe this encourages decision making that is in the best interest of our company and stockholders as a whole. Further, we believe that considering the operating performance of the company as a whole is a balanced approach for assessing performance. For example, using company-wide metrics encourages decision making that considers more than just revenue targets, thus ensuring that our focus is not purely on sales levels without regard to cost structure.

•

Long-term compensation opportunities, which are predominantly equity-based awards such as restricted stock, generally vest over four years. We believe that this encourages our employees, including our executive officers and senior management team, to make decisions that are in the best long-term interests of our company as a whole since the ultimate value of these awards is realized through a sustained stock price and stock price appreciation over the long-term.

Board Determination of Independence

Under applicable NASDAQ Stock Market rules, a director of Bottomline will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Barry, Curran, Gray, Leathe, Loomis, McGurl or Zilinski has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of The NASDAQ Stock Market rules. The Board of Directors also determined that Mr. Staglin was an “independent” director under that definition for the period he served on our Board.

Meetings

Our Board of Directors held 4 meetings, including by telephone conference, during fiscal 2012. The compensation committee of our Board of Directors held 4 meetings, including by telephone conference, during fiscal 2012. The audit committee of our Board of Directors held 11 meetings, including by telephone conference, during fiscal 2012. The nominations and corporate governance committee of our Board of Directors held 2 meetings during fiscal 2012. Our directors regularly meet without management present during our Board meetings.

All of our directors attended at least 75% of the meetings of our Board of Directors and the committees on which they served, if any, during the period that they served on our Board of Directors or any such committees. We do not have a policy with respect to director attendance at annual meeting of stockholders. Mr. Eberle and Mr. Mullen attended our 2011 annual meeting of stockholders.

Board Committees

Our Board of Directors has established three standing committees—audit, compensation, and nominations and corporate governance—each of which operates under a charter that has been approved by our Board. Current copies of each committee’s charter are posted on the Corporate Governance section of our website, www.bottomline.com.

Our Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of The NASDAQ Stock Market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

All of our standing Board committees, as well as the full Board, have the authority to retain independent advisors without management approval.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of certain reports from the registered public accounting firm;

•	reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our registered public accounting firm and management; and

•	preparing the audit committee report required by SEC rules which is included in this proxy statement.

Our Board of Directors has determined that Mr. Leathe is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining the CEO’s compensation;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing and administering our incentive compensation and equity-based plans; and

•	reviewing and making recommendations to the Board with respect to director compensation.

The compensation committee has delegated to Mr. Mullen and Mr. Eberle the authority to make grants of restricted stock from the authorized pool under our 2009 Stock Incentive Plan and delegated to Mr. Eberle and Mr. Donovan the authority to make stock option grants from the authorized pool under our 2009 Stock Incentive Plan other than, in each case, awards to executive officers, which must be made by the compensation committee. The compensation committee also retains the authority to make additional equity awards in its discretion.

Nominations and Corporate Governance Committee

The nominations and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing the evaluation of the Board.

Director Candidates and Board Diversity

The process followed by the nominations and corporate governance committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the nominations and corporate governance committee will apply the criteria included in the committee’s charter. These general criteria include that all nominees should have a reputation for integrity, honesty and adherence to high ethical standards. Criteria also include the nominee’s demonstrated business acumen, experience, commitment to our business and industry, and the ability to act in the best interests of all stockholders; including being willing and able to contribute positively to the decision making process. Nominees should not have, or appear to have, any conflicts of interest that would impair their ability to represent the interests of our stockholders. Ultimately, the nominations and corporate governance committee seeks nominees with a broad range of experience, professions, skills and backgrounds. The committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. While the committee does not have a formal policy in respect of diversity, the committee considers the value of diversity in respect of the Board’s overall composition.

Stockholders may recommend individuals to the nominations and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to nominations and corporate governance committee, c/o Corporate Secretary, Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the Board, by following the procedures set forth under “Stockholder Proposals for 2013 Annual Meeting.”

Communicating with the Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The chairman of the Board is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to our Board of Directors c/o Corporate Secretary, Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, which is located at www.bottomline.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, any provision of the code.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of reports filed by reporting persons pursuant to Section 16(a) of the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such persons, we believe that, except for one Form 4 for Ms. Gray and one Form 4 for Mr. Savory, each of which was not timely filed with respect to one transaction, all filings required to be made by our reporting persons were timely made in accordance with the requirements of the Exchange Act.

Report of the Audit Committee of the Board of Directors

The audit committee oversees Bottomline’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of Bottomline’s financial statements, for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for maintaining an appropriate reporting process, including adequate systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed Bottomline’s audited financial statements and schedule for the fiscal year ended June 30, 2012 with management, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures contained in the financial statements.

The committee reviewed with Bottomline’s independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion as to the conformity of Bottomline’s audited financial statements and schedule with generally accepted accounting principles, the judgments of Ernst & Young, LLP as to the quality, not just the acceptability, of Bottomline’s accounting principles and discussed such other matters as are required to be discussed with Ernst & Young LLP under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as amended, other standards of the Public Company Accounting Oversight Board, rules of the SEC, and other applicable regulations. In addition, the committee has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with Ernst & Young LLP its independence from management and Bottomline, including the compatibility of non-audit services with its independence.

The committee also reviewed management’s report on its assessment of the effectiveness of Bottomline’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Bottomline’s internal control over financial reporting.

The committee discussed with Ernst & Young LLP the overall scope and plans for its audits. The committee meets with Ernst & Young LLP, with and without management present, to discuss the results of its examinations, its evaluations of Bottomline’s internal control over financial reporting, and the overall quality of Bottomline’s financial reporting. The committee held 11 meetings, including by telephone conference, during fiscal year 2012.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements and schedule be included in Bottomline’s annual report on Form 10-K for the fiscal year ended June 30, 2012 for filing with the SEC. The committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as Bottomline’s registered independent public accounting firm for the fiscal year ending June 30, 2013.

By the Audit Committee of the Board of Directors of Bottomline Technologies (de), Inc.

Jeffrey C. Leathe, Chairman

James L. Loomis

James W. Zilinski

Principal Accounting Fees and Services

The following table discloses the fees that Ernst & Young LLP billed us for professional services rendered in each of the last two fiscal years. For fiscal 2012, audit fees include an estimate of amounts not yet billed.

Type of Fee	Fiscal Year Ended June 30, 2012	Fiscal Year Ended June 30, 2011
Audit Fees (1)	$819,438	$863,638
Audit-Related Fees (2)	$—	$116,500
Tax Fees (3)	$339,000	$142,500
All Other Fees (4)	$1,995	$1,995

(1)	Represents fees for professional services rendered in connection with the audit of our financial statements and the audit of internal control for the fiscal year indicated, reviews of the financial statements included in each of our quarterly reports on Form 10-Q during the fiscal year indicated, and services performed in connection with certain registration statements we filed.
(2)	Represents fees for assurance advisory services related to implementation of accounting standards, accounting and financial reporting consultations, acquisition related due diligence and audit services related to the financial statements of businesses we acquired.
(3)	Represents fees for tax consulting services relating to overall tax planning and to the analysis of research and development tax credits.
(4)	Represents annual fee for access to accounting and financial reporting research tool.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported to the full audit committee at its next quarterly meeting.

All of the services shown in the table above were approved by the audit committee in accordance with these pre-approval policies and procedures.

PROPOSAL II—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010) and related rules of the SEC, we are including a separate proposal subject to stockholder vote to approve, on a non-binding, advisory basis, the compensation of those of our executive officers listed in the Summary Compensation Table appearing elsewhere in this proxy statement, or our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Our executive compensation program is designed to attract, retain and motivate the best possible executive talent and to align our executives’ incentives with our business objectives and the creation of stockholder value, and we believe it has successfully achieved these goals. Key features of our executive compensation program include:

•

use of restricted stock as a significant portion of our executives’ compensation, which directly links executive and stockholder interests and rewards executives for sustained appreciation in our stock price while minimizing dilution to our stockholders;

•	an annual cash bonus program that is linked to corporate performance, including the achievement of financial, strategic and operational objectives;

•	executive salaries and cash bonuses that are competitive with similarly situated executive officers based on a peer group analysis that is updated annually; and

•

limited use of executive-only perquisites (none of our executive officers receive payment for supplemental retirement plans, retirement benefits or deferred compensation arrangements (other than our 401(k) plan), country club dues, estate or tax planning or split dollar life insurance policies).

We urge you to read the Compensation Discussion and Analysis and compensation tables and narrative discussion in this proxy statement for additional details on our executive compensation program.

The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Based on the above, we request that you indicate your support for our executive compensation philosophy and practices by voting to approve, on a non-binding, advisory basis, the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement for the 2012 Annual Meeting of Stockholders, is hereby APPROVED.”

As an advisory vote, the vote on this Proposal II is not binding upon the company and serves only as a recommendation to our Board. Nonetheless, the Board and compensation committee value the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board recommends a vote FOR Proposal II.

PROPOSAL III—RATIFICATION OF THE SELECTION OF

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has selected Ernst & Young LLP as our registered public accounting firm for the current fiscal year, subject to ratification by our stockholders at the annual meeting. If our stockholders do not ratify the selection of Ernst & Young LLP, our audit committee will reconsider the matter. A representative of Ernst & Young LLP, which served as our registered public accounting firm for fiscal 2012, is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires. Even if the selection of Ernst & Young LLP is ratified, our audit committee may, in its discretion, select a different registered public accounting firm at any time during the year if our audit committee determines that such a change would be in the best interest of Bottomline and its stockholders.

The Board recommends a vote FOR Proposal III.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Any proposal that a stockholder intends to present at the 2013 annual meeting of stockholders must be submitted to our principal executive offices at 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, no later than June 7, 2013 in order to be considered for inclusion in the proxy statement and proxy card relating to the 2013 annual meeting of stockholders. However, if the date of our 2013 annual meeting is prior to October 16, 2013 or after December 15, 2013, the deadline is 10 business days before we begin to print and mail our proxy materials for the 2013 annual meeting.

If a stockholder wishes to present a proposal at the 2013 annual meeting but has not complied with the requirements for inclusion of the proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the stockholder must also give notice of the proposal to our corporate secretary at our principal executive offices. Our amended and restated bylaws, as amended, require that we be given advance written notice of stockholder nominations regarding election to our Board of Directors and certain other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy discussed above). We must receive this notice at least 60 days, but not more than 90 days, prior to the date of the 2013 annual meeting, which is expected to be November 14, 2013. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including for stockholder nominations for director, in order for such proposals or nominations to be properly presented at a stockholder meeting.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our annual report and/or proxy statement to you if you call or write us at the following address or phone number: Bottomline Technologies (de), Inc., 325 Corporate Drive, Portsmouth, New Hampshire 03801, Attention: Corporate Secretary, (603) 436-0700. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

OTHER MATTERS

Our Board of Directors knows of no other business that will be presented for consideration at the annual meeting other than that described above. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented at the annual meeting has passed. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse brokerage houses and other persons for their reasonable expenses in connection with this distribution. In addition, we have retained Georgeson, Inc. to act as a proxy solicitor in conjunction with the annual meeting, and have agreed to pay that firm $8,500, plus reasonable expenses, for proxy solicitation services.

We encourage you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, if you are a stockholder of record we urge you to complete, sign and return the enclosed proxy card, in the enclosed postage-prepaid envelope, or vote by phone or internet according to the instructions on the proxy card, as promptly as possible. If the shares you own are held in “street name” by a bank or broker, please follow the voting instructions provided to you by your bank or broker. If you are a stockholder of record and attend the meeting in person, you may vote your stock personally even if you have sent in your proxy card or voted by phone or internet. If you hold your shares in street name and wish to vote in person at the annual meeting, please contact your bank or broker for instructions.

By order of the Board of Directors,

/s/ Joseph L. Mullen
Joseph L. Mullen Chairman of the Board of Directors

October 5, 2012

Portsmouth, New Hampshire

002CSN2220

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on November 15, 2012.
Vote by Internet
• Go to www.envisionreports.com/EPAY
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends that you vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Class II Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Michael J. Curran*	☐	☐	02 - Joseph L. Mullen*	☐	☐	03 - James W. Zilinski*	☐	☐

* Each to be elected as Class II directors of the Company for the ensuing three years.

		For	Against	Abstain			For	Against	Abstain
2.	Non-binding advisory vote to approve executive compensation.	☐	☐	☐	3.	Ratification of the selection of Ernst & Young LLP as the Company’s registered public accounting firm for the current fiscal year.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.                                                           Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person. Please be sure to sign and date this proxy below.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — BOTTOMLINE TECHNOLOGIES (de), INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS to be held on November 15, 2012

This Proxy is solicited on behalf of the Board of Directors of Bottomline Technologies (de), Inc.

You hereby authorize Joseph L. Mullen, Robert A. Eberle and Kevin M. Donovan, or any of them, with full power of substitution, as Proxies to represent and vote all of your shares of common stock of Bottomline Technologies (de), Inc. that you are entitled to vote at the Annual Meeting of Stockholders of the company to be held on Thursday, November 15, 2012 or at any postponement or adjournment of that meeting. You hereby revoke all proxies previously given.

This proxy, when properly executed, will be voted in the manner that you direct on this proxy card. If no such directions are given, the Proxies will vote your shares in accordance with the recommendations of the Board of Directors set forth on this proxy card. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Please vote, date and sign on the reverse side of this proxy card and return it promptly in the enclosed postage pre-paid envelope.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE